Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539

NEWS RELEASE

Date:	February 2, 2005
Contact:	Wade F. B. Thompson or Peter B. Orthwein

THOR ANNOUNCES RECORD SALES FOR SECOND QUARTER, 6 MONTHS;
RV RETAIL SALES UP 13% IN QUARTER.

Thor Industries, Inc. (NYSE: THO) announced today record preliminary sales for the second quarter and six months ended January 31, 2005.

Sales in the quarter were $537,000,000, up 26% from $426,000,000 last year. RV sales in the quarter were $479,000,000, up 28% from $374,000,000 last year. RV sales this year include $14,000,000 for CrossRoads RV acquired on November 1, 2004. Bus sales in the quarter were $58,000,000, up 11% from $52,000,000 last year.

Sales in the 6 months were $1,169,000,000, up 28% from $917,000,000 last year. RV sales in the 6 months were $1,061,000,000, up 31% from $807,000,000 last year. Bus sales in the 6 months were $108,000,000 versus $110,000,000 last year.

RV retail sales were 11,107 units, a record for the January quarter, and up 13% from 9,785 units last year.

Total backlog on January 31, 2005 was $449,000,000 compared to $499,000,000 last year. RV backlog on January 31, 2005 was $313,000,000 versus $405,000,000 last year. Last year’s RV backlog included $44,000,000 in orders from Cruise America. We have not yet received Cruise America’s orders this year but expect they will be at least as large as last year. Bus backlog was $136,000,000, up 44% from $94,000,000 last year.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.